EXHIBIT 99.1

Cemtrex Completes Divestiture of Non-Core Assets to Focus on Accelerating Its Vicon and AIS Brands

Transformative Business Restructuring to Result in Cost Savings of $2.5-$3 Million Per Year

Building a Dominant Security Technology Brand Focused on VSaaS Solutions Leveraging AI and Cloud Technology Solutions for Commercial, Industrial, and Government Applications

Monetizing the Increase in Demand for Predictive Maintenance Services and the Rise in the Complexity of Equipment Through Single Source Industrial Contractor Advanced Industrial Services (AIS)

Divesting Unprofitable Operations Through the Sale of Smartdesk and VR Subsidiaries to Deliver a Strong Balance Sheet and Access to Capital Markets to Execute Growth Strategy

Brooklyn, NY, November 29, 2022 - Cemtrex Inc. (NASDAQ: CETX, CETXP), a technology company driving innovation in Internet of Things (IoT), security, machine vision & artificial intelligence, and augmented & virtual reality, today announced that the Company has undertaken a transformative restructuring in which it has divested its Smartdesk and VR subsidiaries in order to focus exclusively on its Vicon Industries and Advanced Industrial Services (AIS) businesses. The restructuring is the culmination of Cemtrex’s previously announced strategic shift towards prioritizing its core businesses.

“Surveillance industry trends are rapidly evolving toward Video Surveillance as a Service (VSaaS) as end-users seek a reliable source of video surveillance and access control technologies fit for today’s highly dynamic environment,” said Saagar Govil, Chairman and CEO of Cemtrex. “We continue to see escalating demand from major customers for Vicon’s expanding line of Valerus products and software services, with Allied Market Research predicting the global VSaaS and video surveillance market will reach over $83 billion by 2030 with a CAGR of 10.9% between 2021 and 2030.

“We believe Vicon is on a strong path towards $5-10 million of recurring revenue in the next three to five years as the industry shifts to SaaS solutions leveraging AI and cloud technology solutions. We believe this shift in focus to capture significant near-term recurring revenue opportunities in Vicon will maximize shareholder value over the next several years.

“For AIS, the company continues to be a strong source of cash flow with high repeat business and a well-known reputation. We expect to see continued growth in this segment driven by an increase in demand for industrial contracting and predictive maintenance services, as the industrial economy in the US continues to thrive.”

As part of the strategic restructuring, on November 22, 2022, Cemtrex completed a divestiture of its Smartdesk, CXR services, Cemtrex Labs, Virtual Driver Interactive and Bravo Strong assets and trade liabilities, allowing Cemtrex to focus on the Vicon and AIS businesses. The divestment of the subsidiaries was accomplished through a sale to existing management of Cemtrex, led by Mr. Saagar Govil. The Company’s independent Board of Directors and management worked with independent third parties to establish valuations for the assets included in the transaction. The Company’s Board of Directors, excluding Saagar Govil who abstained from all voting on these agreements, approved these actions and agreements.

Govil continued, “In the current environment, our Smart Desk and AR/VR businesses have proven challenging to drive attractive returns and are better suited towards being private companies. This divesture will allow us to focus on helping Vicon accelerate the implementation of VSaaS and AI-based video analytics for our global customer base, and growing AIS industrial contracting services in a high repeat business.”

On November 22, 2022, the Company completed the disposition of assets and certain liabilities for the following consideration:

●	Cemtrex XR, Inc.

○	$895,000 comprised of:

■	$75,000 in cash payable at Closing
■	5% royalty of all revenues on the Business to be paid 90 days after the end of each calendar year for the next three years; and should the total sum of royalties due be less than $820,000 at the end of the three-year period, Purchaser shall be obligated to pay the difference between $820,000 and the royalties paid.

●	Cemtrex Advanced Technologies, Inc.

○	$10,000 in cash payable at Closing
○	5% royalty of all revenues on the Business to be paid 90 days after the end of each calendar year for the next 5 years; and
○	$1,600,000 in “SAFE” (common equity) at any subsequent fundraising or exit above $5M with a $10M cap.

“With the divestments completed, we will be able to drive growth capital to Vicon and focus on a return to profitability. We will invest in Vicon’s state-of-the-art end-to-end video surveillance security system that provides customers with a complete solution with the ability to monitor LPR, access control and video management all from Valerus. Taken together, we are excited to be embarking on this transformation of our business and believe our shareholders will better appreciate the long-term value and growth potential that it facilitates. I look forward to providing more updates as we move forward into 2023,” concluded Govil.

About Cemtrex

Cemtrex, Inc. (CETX) is a leading multi-industry technology company that is driving innovation in markets such as Internet of Things (IoT), Augmented and Virtual Reality (AR & VR), and Artificial Intelligence and Computer Vision (AI & CV) in a wide range of sectors, including but not limited to consumer products, industrial manufacturing, digital applications, and intelligent security & surveillance systems. www.cemtrex.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the closing of the offering, gross proceeds from the offering, our new product offerings, expected use of proceeds, or any proposed fundraising activities. These forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. These risks and uncertainties are discussed under the heading “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Investor Relations

Chris Tyson

Executive Vice President – MZ North America

Direct: 949-491-8235

CETX@mzgroup.us

www.mzgroup.us